Exhibit (g)(7)

Reinsurance Agreement: Swiss Re Life & Health America Inc., June 1, 2000

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE INFORMATION IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMITTED INFORMATION IS INDICATED BY [*].

Amendment to the Reinsurance Agreements listed in the attached Exhibits ("Reinsurance Agreements") between AMERITAS LIFE INSURANCE CORP. of Lincoln, Nebraska (“the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Jefferson City, Missouri ("the Reinsurer").

It is mutually agreed that effective February 1, 2020:

1.         The Company's Retention Schedule, Automatic Issue and Acceptance Limits and Jumbo Limits set forth below will apply to all new life insurance issued by the Company and reinsured under the Reinsurance Agreements listed in the attached Exhibit I.

The Company's Retention Limits:

Issue Ages	Not Rated	Table 1–4 (A-D) Flat Extras up to $[*]	Table 5-16 (E-P) Flat Extras $[*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

Option C policies will be [*]% of the above amounts.

Automatic Issue Limits (includes above retention):

Issue Ages	Not Rated	Table 1–4 (A-D) Flat Extras up to $[*]	Table 5-16 (E-P) Flat Extras $[*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

Automatic Acceptance Limits:

The Reinsurer will automatically accept the first dollar quota share percentage of each Policy specified in Exhibit E of the Reinsurance Agreements not to exceed the limits calculated based on the new Retention Limits and Automatic Issue Limits above. If the Company has filled its maximum retention on the life as specified above, the percentage the Reinsurer will automatically accept will increase to the Reinsurer's share of total reinsurance percentage specified in Exhibit E of the Reinsurance Agreements, but the limits calculated will not change.

Jumbo Limits:

Ages	Standard - Table D	Table E-P
0-80	[*]	[*]
81-85	[*]	[*]

2.         The Company's Retention Schedule set forth above will apply to the Reinsurance Agreements previously terminated for new business listed in the attached Exhibit II.

All other provisions of the Reinsurance Agreements will continue unchanged.

Made in duplicate and hereby executed by both parties.

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Amendment #9 to Automatic YRT Bulk Universal Life Agreement 167221 US-00 effective June 1, 2000 between AMERITAS LIFE INSURANCE CORP. of Lincoln, Nebraska ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Jefferson City, Missouri ("the Reinsurer").

Effective June 1, 2000, Exhibit D, Percentages is replaced with the Exhibit D, Percentages, attached to this amendment in order to correct the rate product references.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Novation to Reinsurance Agreement

WHEREAS, Ameritas Variable Life Insurance Company ("AVLIC") and Swiss Re Life & Health America Inc. ("Reinsurer"), are parties to a reinsurance agreement ("Reinsurance Agreement"), whereby Reinsurer reinsures AVLIC in accordance with the terms of the Reinsurance Agreement, which is identified on Exhibit "A", attached hereto and incorporated herein; and

WHEREAS, AVLIC is merging into its parent, Ameritas Life Insurance Corp. ("Ameritas") with Ameritas as the surviving company and with the closing of the merger (the "Merger") scheduled to occur after the close of business on April 30, 2007;

It is therefore agreed:

1.	Substitution of Party - The Reinsurance Agreement is amended to provide for Ameritas to act as the reinsured party in substitution of AVLIC.

2.	Performance of Duties, Assumption of Rights - Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Reinsurance Agreement and hereby assumes the rights previously held by AVLIC under the Reinsurance Agreement. Swiss Re Life & Health America Inc., hereby accepts Ameritas' agreement and assumption of such duties and rights and accepts the substitution of Ameritas for AVLIC under the Reinsurance Agreement.

3.	Effective Date -This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument. Executed this 9th day of April, 2007.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Amendment to Reinsurance Agreements between Ameritas Variable Life Insurance Company of Lincoln, Nebraska (the "Company") and Swiss Re Life & Health America Inc. of Stamford, Connecticut (the "Reinsurer")

Effective October 01, 2006, the parties agree to amend the Reinsurance Agreements listed below, applicable to new business only, to increase Company's Retention Limits, Reinsurer's Automatic Acceptance Limits and Jumbo Participation Limits, as set forth on the attached Schedule.

The Company has elected not to exercise its recapture privilege for eligible policies.

The basis of for all plans reinsured, and all other terms and conditions of the treaties listed below shall continue unchanged.

Reinsurance Agreements:

Treaty Effective Date	Description	Reinsurer Treaty #
June 1, 2000	Automatic Bulk YRT	0824701
June 1, 2000	Automatic Bulk YRT	0734401

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Amendment 4 to Automatic YRT Bulk Universal Life Reinsurance Agreement #7344-1 effective June 1, 2000 between AMERIT AS VARIABLE LIFE INSURANCE COMPANY of Lincoln, Nebraska ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ("the Reinsurer").

Effective January 1, 2003, the "Plans Covered" section of Schedule A is expanded as attached, and will utilize the existing rates and percentages as detailed in Schedules C and D of the Reinsurance Agreement.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Amendment 3 to Automatic YRT Bulk Universal Life Reinsurance Agreement #7344-1 effective June 1, 2000 between AMERITAS VARIABLE LIFE INSURANCE COMPANY of Lincoln, Nebraska ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ("the Reinsurer").

Effective September 1, 2001, the "Plans Covered" section of Schedule A is expanded as attached, and will utilize the existing rates and percentages as detailed in Schedules C and D of the Reinsurance Agreement.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Amendment No. 2 to Automatic YRT Bulk Universal Life Agreement #7344-1 effective June 1, 2000 between AMERITAS VARIABLE LIFE INSURANCE COMPANY of Lincoln, Nebraska ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut I" the Reinsurer").

Effective June 1, 2001, Schedule D, Reinsurance Rates, is replaced as attached. All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and executed by both parties.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

Amendment No. 1 to Automatic YRT Bulk Universal Life Agreement #7344-1 effective June 1, 2000 between AMERITAS VARIABLE LIFE INSURANCE COMPANY of Lincoln, Nebraska ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ( "the Reinsurer").

Effective September 1, 2001, Schedule A, Plans Covered, is expanded to add reinsurance coverage for the Legacy Asset Rider. Schedule C-1, Legacy Asset Rider Premium Rates, is added to the Agreement.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and executed by both parties.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

/S/ [*]

SWISS RE LIFE & HEALTH AMERICA INC.

/S/ [*]

REINSURANCE AGREEMENT #7344-1

(Automatic YRT Bulk Universal Life)

(hereinafter referred to as "Agreement")

between

AMERITAS VARIABLE LIFE INSURANCE COMPANY

(Lincoln, Nebraska)

(hereinafter referred to as the Company")

and

LIFE REASSURANCE CORPORATION OF AMERICA

(Now Known as Swiss Re life & Health America Inc.)

(Stamford, Connecticut)

(hereinafter referred to as "the Reinsurer")

Effective: June 1, 2000

Table of Contents

Preamble

Article I Method of Reinsurance and Insurance

Article II Automatic Reinsurance

Article Ill Facultative Reinsurance

Article IV Procedures for Reporting

Article V Premiums

Article VI Claims

Article VII Reductions, Reinstatements & Changes

Article VIII DAC Tax

Article IX Recapture

Article X Insolvency

Article XI Arbitration

Article XII General Provisions

Article XIII Duration of Agreement

Article XIV Execution

Schedule A Retention limits and Reinsurance Specifications

Schedule B Reporting Form

Schedule C Premium Rates

Schedule D Percentages

PREAMBLE

This Reinsurance Agreement (" Agreement") is entered into by and between Ameritas Variable Life Insurance Company, a Nebraska insurance corporation (the "Company") and Life Reassurance Corporation of America, a Connecticut insurance corporation ("the Reinsurer"). The Company and the Reinsurer mutually agree to reinsure on the terms and conditions set forth in this Agreement. This Agreement is solely between the Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Company or the Reinsurer have any rights under this Agreement.

ARTICLE I

METHOD OF REINSURANCE AND INSURANCE

1.	Effective Date

The reinsurance under this Agreement is effective as of June 1, 2000.

2.	Method

Reinsurance of life insurance risks ("Life Insurance") under this Agreement and waiver of premium benefits ("Waiver") is on the yearly renewable term ("YRT") plan for the amount at risk under the policy reinsured. The Company will cede and the Reinsurer will accept reinsurance under the policies or plans set forth in Schedule A, written by the Company on citizens of the United States or Canada, domiciled in the United States or Canada at the time of application. The policies set forth in Schedule A that are reinsured under this Agreement are hereinafter referred to collectively as "Reinsured Policies" and individually as a "Reinsured Policy." Said policies will have been underwritten in accordance with the Company's individual ordinary life underwriting rules and practices.

3.	Amounts

The Reinsurer will reinsure a quota share percentage of each Reinsured Policy. The percentage associated with the Reinsured Policies is set forth in Schedule A and is hereinafter referred to as "the Reinsurer' s Share."

For the purpose of this Agreement, the reinsured amount at risk (R) is calculated as follows:

(1) For Option A: [*]

(2)  For Option B: [*]

4.	Minimum Amounts

Amounts of initial reinsurance less than $[*] will not be ceded under this Agreement.

ARTICLE II

AUTOMATIC REINSURANCE

1.	Insurance

The Company will cede and the Reinsurer will accept automatically reinsurance in amounts not exceeding the binding limits per life in Schedule A of this Agreement. If the Company has more than one agreement with the Reinsurer, the total amount per life automatically ceded to the Reinsurer under all agreements combined will not exceed the automatic binding limit available to the Company under the agreement with the highest binding authority. The Reinsurer will accept automatic reinsurance when

(a)	the Company already has for its own account its maximum limit of retention on the risk and for this reason alone is not retaining any portion of the insurance applied for on a current application, and

(b)	the Company's standard underwriting guidelines are applied to policies that are table rated for new coverage that were not previously rated.

A risk as defined in the following categories is not eligible for reinsurance under this paragraph:

(a)	A jumbo risk as defined in paragraph 3 below.
(b)	A risk which has been sent to the Reinsurer or any other reinsurer for facultative underwriting consideration.
(c)	Life Insurance resulting from a group conversion, where full evidence of insurability has not been secured.
(d)	Any risk which is not fully underwritten or any risk where the Company has not followed its usual underwriting practice.

The liability of the Reinsurer on any automatic reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that such an automatic application shall not have been submitted to the Reinsurer or to any other reinsurer for facultative underwriting consideration.

2.	Coverages

Life Insurance, Waiver for an amount not greater than the corresponding life insurance, and Associated Riders are exclusively the coverages or risks reinsured automatically under this Agreement. The Reinsurer will not participate in a unilateral enhancement of policy provisions unless agreed to in writing prior to the granting of the enhancement. Life Insurance includes both basic policies and term riders providing life insurance protection.

3.	Jumbo Risk

A jumbo risk is one where the papers of the Company, including all papers that are part of the current application, indicate that the person to be insured has or will have total insurance in force with all companies greater than:

Life

All Ages       $[*]

4.       Waiver Acceptance and Participation limits

The Reinsurer's maximum acceptance limit for Waiver is $[*] per life, and the maximum participation limit for such benefits is $[*] per life.

5.	Regular Limits of Retention

The Company may modify its regular limits of retention, detailed in Schedule A, by giving thirty days written notice to the Reinsurer. The amount of reinsurance to be ceded and accepted automatically after the new limits take effect will be determined by mutual written agreement by the Reinsurer and the Company.

ARTICLE III

FACULTATIVE REINSURANCE

The Company may choose to submit for consideration by the Reinsurer, a request for any amount of reinsurance of the coverages in Article II that the Company may require. Reinsurance may be requested for any amount without regard for the limits of retention detailed in Schedule A, but the Company will notify the Reinsurer promptly of any changes in its limits of retention.

When the company requests facultative reinsurance, the application will be made by submitting to the Reinsurer a mutually agreeable form. The Company will send to the Reinsurer any and all information the Company has about the risk, including without limitation, copies of the application, medical examiners' reports, attending physicians' statements, inspection reports, and other reports and other papers bearing on the insurability of the risk. Promptly upon receipt of the application, the Reinsurer will analyze the risk and notify the Company of the Reinsurer's decision and the Reinsurer's classification of the risk. If the company elects to accept the Reinsurer's unconditional offer of acceptance for reinsurance of the risk, the Company will notify the Reinsurer within 120 days of the Reinsurer's offer.

The liability of the Reinsurer on any facultative reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that:

(a)	the Reinsurer has given the Company an unconditional offer of acceptance after the application for reinsurance, and
(b)	the Company has notified the Reinsurer of its acceptance of such offer within 120 days of said offer.

ARTICLE IV

PROCEDURES FOR REPORTING

1.	General Information

The Reinsurer will accept, on a self administered basis, reinsurance in amounts per life up to the amounts set forth in Schedule A.

2.	Self-Administered Reporting

The Company will remit a check for the balance indicated in the monthly statements to the Reinsurer along with the reporting form set forth in Schedule B or a mutually agreed upon form submitted by the company. If a balance is due the Company, it will be remitted by the Reinsurer promptly. Within ten (10) days following the close of each calendar month, the Company will forward to the Reinsurer on computer tape or other acceptable form, reports in substantial conformity with the following:

A.        Monthly New Business Report

[*]

B. Monthly Conversion Report

[*]

The Company will furnish the Reinsurer with a separate listing of reinsurance policies that are conversions or replacements to the plan(s) as stated in Schedule A. The listing should provide the following information:

C.	Monthly Premium Report

The Company will furnish the Reinsurer with a listing of all reinsurance policies issued or renewing during the past month accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

(1)                 1 through 19 in 2.A. above

(2)                 current amount at risk

(3)	The net reinsurance premium due for each reinsured policy with the premium for life and each supplemental benefit separated.

D.	Monthly Change Report

The Company will report the details of all policy terminations and changes on the reinsured policies. In addition to the data indicated in 2.A., above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to reinsurance.

E.	Monthly Policy Exhibit Report

The Company will provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month and the inforce reinsurance at the end of the month.

F.	Quarterly Inforce and Reserve Listing

Within ten (10) days after the close of each calendar quarter, the Company will furnish the Reinsurer with a listing of [*]

G.	Electronic Data Transmission

If the Company reports its reinsurance transactions via electronic media, the Company will consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company will communicate such changes to the Reinsurer prior to the use of such changes in reports to the Reinsurer .

ARTICLE V

PREMIUMS

1.	Life Insurance and Waiver

Premiums per $[*] for Life Insurance are shown in Schedule C. The premiums per $[*] are multiplied by the percentages set forth in Schedule D and are then applied to the amount of life reinsurance as outlined in Article I ..

The Reinsurer anticipates that these premiums will be continued indefinitely for all business ceded under this Agreement. For the purpose of satisfying requirements for deficiency reserves imposed by various state insurance departments, the Reinsurer will guaranty for renewal the greater of the premiums provided in this Agreement or premiums based on the [*].

When the Company charges a flat extra premium, whether alone or in addition to a premium based on a multiple table, the Company will pay this premium less the percentages detailed in Schedule D, on the reinsurance amount in addition to the standard or multiple table premium for the rating and plan of reinsurance.

Premium for Waiver will be paid at the same rate as the Company charges for the benefit on which reinsurance with the Reinsurer is based. Percentages for waiver are detailed in Schedule D.

2.	Associated Riders

Benefits under Associated Riders, other than term life insurance riders, are shown in Schedule A, Plans Covered. Premiums for these benefits, when they are included in the coverage under this Agreement, are detailed in Schedule C. Percentages are outlined in Schedule D.

3.	Premium Taxes

The Reinsurer will not reimburse the Company for state premium taxes on reinsurance premiums received from the Company.

4.	Payments

Premiums are payable annually in advance. If reinsurance is reduced, terminated, increased or reinstated, during the year, pro-rata adjustment will be made by the Reinsurer and the Company on all premium items except policy fees. The Reinsurer does not participate in any policy fees.

5.       Nonpayment of Reinsurance Premiums

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer under this Agreement. If the Company does not pay premiums to the Reinsurer as provided in this Agreement and such amounts are more than 120 days in arrears, the Reinsurer will have the right to terminate the reinsurance under this Agreement.

6.	Interest on Delinquent Payments

If the Company is more than 90 days in arrears in remitting premiums to the Reinsurer, such premiums will be considered delinquent and interest will be added to the amount to be remitted. Interest will be calculated from

(a)	the time the premiums are due the Reinsurer to
(b)	the date the Company pays the premium to the

The rate of interest charged on delinquent payments will be equal to the [*] (the "Interest Rate").

7.	Misstatements

If the insured's age or sex was misstated and the amount of insurance on the Company's policies is adjusted, the Company and the Reinsurer will share the adjustment in proportion to the amount of liability of each at the time of issue of the policies. Premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the method above will be used for past years and the amount of reinsurance and premium will be adjusted for the future to the amount that would have been correct at issue.

ARTICLE VI

CLAIMS

1.	Notice

The Company will notify the Reinsurer promptly after receipt of any information on a claim where reinsurance is involved. The Company will furnish to the Reinsurer as soon as possible the completed reinsurance claim form and copies of all claim papers and proofs. However, if the claim is contestable, then all papers in connection with such claim, including all underwriting and investigation papers must be submitted in accordance with the procedures for contestable claims set forth in Paragraph 2 of this Article.

2.	Contested Claims

For contestable claims for which no reinsurer has a claim liability greater than $[*], a Lead Claim Reinsurer will represent all the reinsurers in the pool and have primary responsibility for reviewing the claim files. For policies with a claim liability for any reinsurer greater than $[*], each reinsurer will review the claim files.

The Company will consult with the Lead Claim Reinsurer before admission or acknowledgement of liability is made. Any recommendation or action taken by the Lead Claim Reinsurer, arrived at or taken either independently or in consultation with other reinsurers, shall be binding on the Reinsurer. Such consultation by either the Lead Claim Reinsurer or other reinsurers in the pool shall not impair the Company's freedom to determine the proper action on the claim and the settlement made by the Company shall still be unconditionally binding on the Reinsurer.

If a claim is contested or denied, the Company will notify all reinsurers and provide the claim file to each reinsurer. The Reinsurer may decline to be a party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim to the Company. In such case, the Reinsurer shall not share in any expense involved in such contest, compromise, or litigation, or in any reduction in claim resulting therefrom.

The Company has designated RGA as the Lead Claim Reinsurer for the pool.

3.	Expenses

The Reinsurer will share in the claim expense of any contest or compromise of a claim in the same proportion that the amount at risk reinsured under this Agreement bears to the total risk of the Company on all policies being contested by the Company, and the Reinsurer will share in the total amount of any reduction in liability in the same proportion. Claim expense will include without limitation the cost of investigation, legal fees, court costs, and interest charges. Compensation of salaried officers and employees and any possible extra-contractual damages will not be considered covered expenses. The Reinsurer will not be liable for expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

4.	Misstatements

In the event of an increase or reduction in the amount of the Company's insurance on any policy reinsured hereunder because of an overstatement or understatement of age or misstatement of sex, established after the death of the insured, the Company and the Reinsurer will share in such increase or reduction in proportion to their respective amounts at risk under that policy.

5.	Payment

For Life Insurance, the Reinsurer will pay its share in a lump sum to the Company, without regard to the form of claim settlement of the Company. For a Waiver claim, the Company will continue to pay premiums for reinsurance except the premium for disability reinsurance. The Reinsurer will pay its proportionate share of the gross premium waived by the Company on the original policy, including its share of the premiums for benefits that remain in effect during disability.

6.	Assistance and Advice

At the request of the Company, the Reinsurer will advise the Company on any claim concerning business reinsured under this agreement and, when such a claim appears to be of doubtful validity, the Reinsurer will assist the Company in its determination of liability and in the best procedure to follow with respect to the claim.

ARTICLE VII

REDUCTIONS, REINSTATEMENTS & CHANGES

1.	Reductions and Terminations

Unless specified otherwise in this Agreement, if the amount of insurance of a policy issued by the Company is reduced and the amount of reinsurance is on a quota share basis, then the amount of reinsurance on that life will be reduced effective the same date by the same proportion as the reduction under the original policy. The reduction will not be applied to force the Company to reassume more than its regular retention limit at the time of the reduction for the age at issue, mortality rating and form of the policy or policies for which reinsurance is being terminated. The reduction first will be applied to reinsurance, if any, on the particular policy reduced. If the reduction exceeds the amount of reinsurance on that policy, the reduction will then be applied to reinsurance on other policies on that life in the order in which the policies were effected, i.e., the first effected will be the first terminated or reduced. If reinsurance has been ceded to more than one reinsurer, the reduction in the Reinsurer's reinsurance will be in proportion to the reduction in the total. After the proportion has been determined, the rules above will be used.

2.	Reinstatements

(a)       Automatic Reinsurance

A policy of the Company, ceded to the Reinsurer on an automatic basis, that was reduced, terminated, or lapsed, if reinstated by the Company under its regular rules will be reinstated automatically to the amount that would be in force had the policy not been reduced, terminated, or lapsed.

(b)       Facultative Reinsurance

A Reinsured Policy ceded to the Reinsurer that was reduced, terminated, or lapsed, on a facultative basis, (i) will require approval by the Reinsurer prior to reinstatement if the Company has retained less than [*]% of the risk, or (ii) will be reinstated automatically by the Reinsurer if the Company has retained more than [*]% of the risk and reinstates the Reinsured Policy under its regular rules. Upon reinstatement, reinsurance for the policy will be for the amount that would be in force had the policy not been reduced, terminated, or lapsed. In connection with all reinstatements the Company will pay the Reinsurer all reinsurance premiums and interest in like manner as the Company has received under its policy.

3.	Nonforfeiture Benefits

The Reinsurer will not participate in nonforfeiture benefits.

4.	Contractual Conversions and Exchanges

In the event of a contractual conversion or exchange (i.e., conversion or exchange that requires no evidence of insurability) the Reinsurer will reinsure the risk resulting from such conversion or exchange at the rates shown in Schedule C on [*] and the percentages/allowance of Schedule D on a point-in-scale basis. The reinsured amount at risk on the policy or policies being converted may not exceed the current reinsured amount at risk on the policy or policies being converted or exchanged. If the conversion or exchange results in an increase of risk, the amount of increase will be subject to evidence of insurability.

5.	Non Contractual Exchanges

Non contractual exchanges are subject to evidence of insurability. Premiums for the risk resulting from the exchange will be reflected in Schedule C.

6.	Program of Internal Replacement

Should the Company, its affiliates, successors, or assigns, initiate a program of internal replacement, as defined below, that would include any of the risks reinsured hereunder, the Company will immediately notify the reinsurer. For each risk reinsured hereunder that has been replaced under a program of internal replacement, the reinsurer shall have the option at its sole discretion, of either treating the risks reinsured as recaptured, or continuing reinsurance on the new policy under this Agreement. The term "program of internal replacement" shall mean any program offered to a class of policy owners in which a policy or any portion of a policy is exchanged for another policy, not reinsured under this Agreement, which is written by the Company, its affiliates, successors, or assigns.

ARTICLE VIII

DAC TAX

The Reinsurer and the Company hereby agree to the following pursuant to Section 1.848-2(9)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

(a)	The terms “party” will refer to either the Reinsurer or the Company as appropriate.
(b)	The terms used in this Article are defined by reference to Regulation 1.848-2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b) as appropriate.
(c)	Each party shall attach a schedule to its federal income tax return which identifies the relevant reinsurance agreements for which the joint election under the Regulation has been made.

(d)	The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such agreement without regard to the general deductions limitation of Section 848(c)(1).
(e)	Each party agrees to exchange information pertaining to the amount of net consideration under such agreement each year to ensure consistency.

ARTICLE IX

RECAPTURE

1.	Standards for Recapture

If the Company increases its maximum retention from the maximum limit of retention set forth in Schedule A, the Company may elect to recapture that portion of each Reinsured Policy equal to the difference between the Company's new limit of retention and the Company's old limit of retention, subject to the provisions of this Article IX. If the Company elects this type of recapture, the Company may only recapture Reinsured Policies that meet both of the following requirements:

(a)       Reinsured Policies that have been in force for [*] years, and

(b)	Reinsured Policies for which the Company maintained its maximum limit of retention at the time the Reinsured Policy was issued.

2.	Method of Recapture

If the Company elects to recapture, the Company will notify the Reinsurer in writing within ninety days from the effective date of the increase in its limit of retention. If the Company elects to recapture one Reinsured Policy under this provision, the Company must recapture every Reinsured Policy that meets the requirements set forth in Article IX, Section 1, above.

Recapture for each Reinsured Policy will occur on the later to occur of

(a)  the next anniversary of the Reinsured Policy, or

(b) the tenth anniversary of the Reinsured Policy. The amount of reinsurance on the Reinsured Policy will be reduced so that the total amount of risk retained by the Company will be equal to the Company's maximum limit of retention.

If two or more reinsurers have reinsurance on the same Reinsured Policy, the Reinsurer's portion of the reduction will be in proportion to the Reinsurer's share of the total reinsurance on the Reinsured Policy.

3.	Special Recapture

Should the Reinsurer increase the reinsurance premium rates charged the Company in accordance with Article V, Paragraph 1, the Company shall have the right of immediate recapture of all reinsurance in force under this Agreement. The Company shall provide the Reinsurer with 90-day notice in writing of its intention to recapture.

ARTICLE X

INSOLVENCY

All reinsurance under this Agreement will be paid on demand by the Reinsurer directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to the Reinsurer of a pending claim against the Reinsurer or the Company on any policy reinsured within a reasonable time after the claim is filed in the conservation, liquidation, or insolvency proceedings. While the claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by the Reinsurer will be charged, subject to court approval, against the

Company as an expense of the conservation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by the Reinsurer. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company .

In the event of the insolvency of the Reinsurer, the Company may cancel this Agreement for new business by promptly providing the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective the date on which the Reinsurer's insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

In addition, the Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Company on the policies reinsured hereunder. The effective date of a recapture due to insolvency would be at the election of the Company and would not be earlier than the date on which the Reinsurer' s insolvency is established by the authority responsible for such determination. Any Recapture Fee applicable will be mutually agreed upon by the Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

ARTICLE XI

ARBITRATION

The Reinsurer and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, the Reinsurer and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) calendar days (or such longer period as the parties may agree) after commencing such negotiations, the Reinsurer and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.

The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company. The Reinsurer and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) calendar days after the date of the mailing of the notification initiating arbitration.

If either the Reinsurer or the Company fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of the Reinsurer and the Company within thirty (30) calendar days after the request will appoint the necessary arbitrators.

The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; provided, however, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be Stamford, Connecticut. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either the Reinsurer or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. No such award or judgment will bear interest. Each party will be responsible for paying all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration, and one-half of the fees and expenses charged by each arbitrator.

ARTICLE XII

GENERAL PROVISIONS

1.	Reinsurer's Right of Notice of Unusual Practices

In providing reinsurance facilities to the Company under this Agreement, the Reinsurer has granted the Company considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, the Reinsurer has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Company. The Reinsurer assumes that, except as otherwise notified by the Company, the underwriting, claims and other insurance practices employed by the Company with respect to reinsurance ceded under this Agreement are generally consistent with the customary and usual practices of the insurance industry as a whole. If the Company changes or modifies its practices or engages in exceptional or uncustomary practices, the Company agrees to make those practices known to the Reinsurer before assigning any liability to the Reinsurer with respect to any reinsurance issued under such practices.

2.	Policy Forms and Rates

Upon request, the Company will furnish the Reinsurer with a copy of its application forms, policy and rider forms, premium and non-forfeiture value manuals, reserve tables, actuarial memoranda, and any other forms or tables needed for proper handling of reinsurance under this Agreement. The Reinsurer must agree in writing before incurring additional liability resulting from any changes to policies, policy riders or amendments reinsured under this Agreement.

3.	Reinsurance Conditions

The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Company on which the reinsurance is based.

4.	Errors and Omissions

If either the Company or the Reinsurer unintentionally fails to perform an obligation that affects this Agreement and such failure results in an error on the part of the Company or the Reinsurer, the error will be corrected by restoring both the Company and the Reinsurer to the positions they would have occupied had no such error occurred. For business reported but not covered under the provisions of this Agreement, the Reinsurer shall be obligated only for the return of premium paid, plus interest as provided below.

Any amounts due under this Section 4 will bear interest at a rate agreed upon by the Company and the Reinsurer or at a rate equal to the Interest Rate as described in Article V, Paragraph 6.

5.	Offset

Any amount which either the Company or the Reinsurer is contractually obligated to pay to the other party may be paid out of any amount which is due and unpaid under this Agreement. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

6.	Inspection

Upon reasonable notice, the Reinsurer may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of the Company during normal business hours.

7.	Entire Agreement

This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

8.	Amendment

This Agreement may be modified or amended only with a written instrument properly signed on behalf of the Company and the Reinsurer.

9.	Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

10.	No Assignment

No Assignment

Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

11.	Binding Effect

This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

12.	Notices

Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and

(a)       delivered personally,

(b)       sent by facsimile,

(c)       delivered by overnight express, or

(d)       sent by registered or certified mail, postage prepaid, as follows:

If to the Company, to:

Ameritas Variable Life Insurance Company 5900 "O" Street

Lincoln, Nebraska 68510 Attention: Reinsurance Manager Facsimile: (402) 467-7885

If to the Reinsurer, to:

Life Reassurance Corporation of America

(now known as Swiss Re Life & Health America Inc.)

175 King Street

Armonk, New York 10504

Attention: Vice President, Administration Facsimile: (914) 828-8587

or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article XII will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed delivered when electronically confirmed; and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States Mail.

ARTICLE XIII

DURATION OF AGREEMENT

This Agreement will be effective on and after the effective date stated in Article

I. It is unlimited in duration but may be amended by mutual consent of the Company and the Reinsurer. This Agreement may be terminated as to new reinsurance by either party giving 90 days written notice to the other. Termination as to new reinsurance does not affect existing reinsurance. Existing reinsurance will remain in force until termination of the Company's policy or policies on which the reinsurance is based in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Reinsurer may terminate this Agreement as to new and existing reinsurance in the event the Company does not pay premiums to the Reinsurer, as provided in Article V.

ARTICLE XIV

EXECUTION

IN WITNESS WHEREOF, the Reinsurer and the Company have executed this Agreement on the dates set forth below.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

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LIFE REASSURANCE CORPORATION OF AMERICA

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